UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2018

NovoCure Limited

(Exact name of registrant as specified in its charter)

Jersey	001-37565	98-1057807
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

Second Floor, No. 4 The Forum Grenville Street St. Helier, Jersey JE2 4UF (Address of Principal Executive Offices)

Registrant’s telephone number, including area code: +44 (0)15 3475 6700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. to Form 8-K):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2018, the board of directors (the “Board”) of NovoCure Limited (the “Company”) appointed Pritesh Shah as the Chief Commercial Officer of the Company and its respective direct and indirect subsidiaries and affiliates (together, the “Novocure Group”).

Mr. Shah served as the Company’s Senior Vice President, Americas since March 2016, as General Manager, US from January 2014 to March 2016 and he has held other sales and marketing roles with the Company since 2012. Prior to joining Novocure, Mr. Shah had extensive experiences in leading Oncology commercial and medical affairs functions at Roche, Genentech, Bristol-Myers Squibb, OSI Oncology and AVEO Oncology. Mr. Shah holds a Doctor of Pharmacy from the University of Maryland and a master’s degree in Strategic Communication and Leadership from Seton Hall University.

Mr. Shah is a party to an employment agreement with a subsidiary of the Company (the “Employment Agreement”).  Under the Employment Agreement, Mr. Shah’s employment is “at-will” and may be terminated by either Mr. Shah or the Company at any time, subject to the Company’s obligation to provide severance in certain instances as discussed below.  Mr. Shah receives an annual base salary of $375,000 per year.  In addition, Mr. Shah is eligible to receive a discretionary annual cash bonus having a target of 50% of his annual base salary based on achievement of performance goals set by Chief Executive Officer or the Board (or committee thereof) in their sole discretion, and further subject to his continued employment through the payment date.  Under the Employment Agreement, Mr. Shah will devote his full business time to the performance of his duties on behalf of the Novocure Group.

Mr. Shah is generally eligible to participate in Company’s 2015 Omnibus Incentive Plan as determined by the Board (or committee thereof).  Further, Mr. Shah is eligible to participate in the employee benefits generally provided to similarly-situated executive employees, subject to the satisfaction of any eligibility requirements.  In addition, Mr. Shah’s employment agreement entitles him to a monthly automobile and parking allowance of $1,675 per month.

Upon termination of Mr. Shah’s employment by the Company without “cause” (but for reasons other than death or “disability”) or resignation by Mr. Shah for “good reason” (each a “Qualifying Termination”) prior to a “change in control,”  subject to Mr. Shah’s execution without revocation of a release of claims, he will be eligible to receive continued payment of 75% of his base salary in installments over 9 months from the date of termination, and, to the extent he timely elects COBRA continuation coverage and pays the full monthly premiums, a monthly amount equal to the full monthly premium for COBRA continuation coverage for the level of coverage in effect for Mr. Shah and his eligible dependents as of the date of termination until the earlier of (i) 9 months following the date of termination or (ii) the date on which he accepts employment with a third party that provides comparable health and medical benefits.

Upon a Qualifying Termination within 12 months following a change in control, and subject to Mr. Shah’s execution without revocation of a release of claims, Mr. Shah will be eligible to receive an aggregate amount equal to the sum of his base salary plus target annual bonus, paid in installments over 12 months from the date of termination, and to the extent he timely elects COBRA continuation coverage and pays the full monthly premiums, a monthly amount equal to the full monthly premium for COBRA continuation coverage for the level of coverage in effect for Mr. Shah and his eligible dependents as of the date of termination, until the earlier of (i) 12 months following the date of termination or (ii) the date on which he accepts employment with a third party that provides comparable health and medical benefits. Additionally, any stock options or other equity awards held by Mr. Shah will become fully vested on the date of his termination.

The Employment Agreement also provides that, in the event that any payments Mr. Shah may receive in connection with a change in control of the Company are subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, such payments will be reduced to the greatest amount payable that would not result in such tax, but only if it is determined such reduction would cause Mr. Shah to be better off, on a net after-tax basis, than without such reduction and payment of the excise tax under Section 4999 of the Code.

Pursuant to the Employment Agreement, Mr. Shah is subject to perpetual non-disparagement covenants, as well as confidentiality, non-compete and employee, customer and supplier non-solicit covenants applicable during his employment and for nine months thereafter.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement and does not purport to be complete.

There are no family relationships between Mr. Shah and any director or executive officer of the Company.  There are no relationships or related-party transactions between Mr. Shah and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

Item 8.01.   Other Events

On July 2, 2018, the Company issued a press release announcing Mr. Shah’s appointment as Chief Commercial Officer.  A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01Financial Statements and Exhibits

(d)Exhibits

Exhibit No.	Description
99.1	Press release issued by the Company dated July 2, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovoCure Limited

(Registrant)

Date: July 6, 2018

By: /s/ Wilhelmus Groenhuysen

       Name: Wilhelmus Groenhuysen

       Title: Chief Financial Officer